1 OMNI NEWCO, LLC AND SUBSIDIARIES Consolidated Financial Statements As of December 31, 2023 and 2022 and for the Years then Ended and Independent Auditor’s Report

2 OMNI NEWCO, LLC AND SUBSIDIARIES Table of Contents Page Independent Auditor’s Report 3-4 Consolidated Financial Statements Consolidated Balance Sheets as of December 31, 2023 and 2022 5 Consolidated Statements of Operations and Comprehensive Income (Loss) for the Years Ended December 31, 2023 and 2022 6 Consolidated Statements of Members’ Equity (Deficit) for the Years Ended December 31, 2023 and 2022 7 Consolidated Statements of Cash Flows for Years Ended December 31, 2023 and 2022 8 Notes to Consolidated Financial Statements 9-26

3 INDEPENDENT AUDITOR'S REPORT To the Members of Omni Newco, LLC Opinion We have audited the consolidated financial statements of Omni Newco, LLC and subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2023 and 2022, and the related consolidated statements of operations and comprehensive income (loss), members' equity (deficit), and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively referred to as the "financial statements"). In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America. Basis for Opinion We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion. Emphasis of Matter As disclosed in Note 14 to the financial statements, on January 25, 2024, Forward Air Corporation and certain other parties completed the previously announced acquisition of the Company. Our opinion is not modified with respect to this matter. Responsibilities of Management for the Financial Statements Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error. In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are issued.

4 Auditor’s Responsibilities for the Audit of the Financial Statements Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements. In performing an audit in accordance with GAAS, we:  Exercise professional judgment and maintain professional skepticism throughout the audit.  Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.  Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.  Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.  Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time. We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit. /s/Deloitte & Touche LLP April 25, 2024 Dallas, TX

OMNI NEWCO, LLC AND SUBSIDIARIES Consolidated Balance Sheets (in thousands) 5 As of December 31, 2023 2022 ASSETS Current assets: Cash and cash equivalents $ 83,917 $ 130,333 Accounts receivable: Billed, net of allowance of $12,992 and $6,091 150,756 236,980 Unbilled 29,200 31,506 Prepaid expenses and other assets 27,491 34,290 Total current assets 291,364 433,109 Property and equipment, net 81,773 81,145 Operating lease right-of-use assets 218,353 210,480 Other assets Goodwill 530,280 531,385 Intangible assets, net 746,589 792,935 Other 14,027 14,820 Total other assets 1,290,896 1,339,140 Total assets $ 1,882,386 $ 2,063,874 LIABILITIES AND MEMBERS’ EQUITY (DEFICIT) Current liabilities: Accounts payable $ 34,603 $ 80,890 Accrued expenses 143,235 100,256 Current portion of long-term debt 16,822 16,563 Current portion of contingent consideration 30,388 71,395 Current portion of operating lease liabilities 50,432 42,499 Other 1,402 587 Total current liabilities 276,882 312,190 Long-term debt, less current portion 1,466,756 1,347,132 Operating lease liabilities, less current portion 194,475 189,023 Contingent consideration liability, less current portion - 25,254 Deferred income taxes 23,996 25,554 Other long-term liabilities 638 2,862 Total liabilities 1,962,747 1,902,015 Commitments and contingencies (Note 9) Members’ equity (deficit) 153,420 152,984 Accumulated other comprehensive loss (3,827) (4,492) Retained earnings (229,954) 13,367 Total members’ equity (deficit) (80,361) 161,859 Total liabilities and members’ equity (deficit) $ 1,882,386 $ 2,063,874 See accompanying notes to consolidated financial statements.

OMNI NEWCO, LLC AND SUBSIDIARIES Consolidated Statements of Operations and Comprehensive Income (Loss) (in thousands) 6 Year Ended December 31, 2023 2022 Operating revenue $ 1,320,789 $ 1,872,269 Operating expenses: Purchased transportation costs 781,238 1,242,341 Selling, general and administrative 558,556 474,850 Change in fair value of contingent consideration (13,298) (17,814) Depreciation and amortization 64,845 56,183 Total operating expenses 1,391,341 1,755,560 Income (loss) from operations (70,552) 116,709 Other expense: Interest expense, net (165,420) (102,208) Other income 1,141 4,517 Foreign exchange gain (loss) (3,162) 2,638 Total other expense (167,441) (95,053) Income (loss) before income taxes (237,993) 21,656 Income tax expense (5,328) (5,657) Net income (loss) $ (243,321) $ 15,999 Other comprehensive income (loss) Foreign currency translation gain (loss) 665 (4,387) Comprehensive income (loss) $ (242,656) $ 11,612 See accompanying notes to consolidated financial statements.

OMNI NEWCO, LLC AND SUBSIDIARIES Consolidated Statements of Members’ Equity (in thousands) 7 Accumulated Other Comprehensive Loss Retained Earnings Members’ Equity (Deficit) Balance, January 1, 2022 $ (105) $ (2,632) $ 375,494 Issuance of member units - - 11,386 Member distributions - - (236,633) Net income (loss) - 15,999 15,999 Foreign currency translation gain (loss) (4,387) - (4,387) Balance, December 31, 2022 $ (4,492) $ 13,367 $ 161,859 Issuance of member units - - 436 Member distributions - - - Net income (loss) - (243,321) (243,321) Foreign currency translation gain (loss) 665 - 665 Balance, December 31, 2023 $ (3,827) $ (229,954) $ (80,361) See accompanying notes to consolidated financial statements.

OMNI NEWCO, LLC AND SUBSIDIARIES Consolidated Statements of Cash Flows (in thousands) 8 Year Ended December 31, 2023 2022 Operating Activities Net income (loss) $ (243,321) $ 15,999 Adjustments to reconcile net income (loss) to net cash (used Depreciation and amortization 64,845 56,183 Amortization of deferred financing costs 7,259 6,996 Change in fair value of contingent consideration (13,298) (17,849) Provision for bad debts 8,036 3,601 Other operating activities (699) (217) Changes in operating assets and liabilities, net of effects of Accounts receivable 81,320 148,140 Prepaid and other assets 8,362 (11,171) Accounts payable (45,687) (44,420) Accrued expenses and other liabilities 51,618 (22,325) Contingent consideration paid (15,810) - Net cash (used in) provided by operating activities (97,375) 134,937 Investing activities Cash paid for acquisitions; net of cash acquired 250 (132,559) Purchase of property and equipment and other investing (14,366) (35,564) Net cash used in investing activities (14,116) (168,123) Financing activities Proceeds from long-term debt 64,000 420,000 Repayments of long-term debt (12,102) (10,565) Proceeds of revolving line of credit 62,500 - Repayments of revolving line of credit - (20,000) Repayments of finance lease obligations (4,889) (3,204) Payment of debt issuance costs (511) (13,404) Cash paid to settle contingent consideration (37,541) (10,002) Cash received from member issuances - 1,015 Purchase of member units - (1,885) Member distributions (7,439) (234,510) Net cash provided by financing activities 64,018 127,445 Effect of exchange rate changes on cash and cash 1,057 (930) Net increase (decrease) in cash and cash equivalents (46,416) 93,329 Cash and cash equivalents - beginning of year 130,333 37,004 Cash and cash equivalents - end of year $ 83,917 $ 130,333 Supplemental cash flow information Cash paid for interest $ 136,655 $ 94,375 Cash paid for income taxes $ 2,635 $ 8,613 Non-cash investing and financing activities Issuance of capital units in connection with acquisitions $ - $ 9,709 Contingent consideration liability $ - $ 32,700 Accrued distributions $ 5 $ 7,444 Right-of-use assets – finance leases $ 6,233 $ 13,841 Right-of-use assets – operating leases $ 58,294 $ 176,818 Goodwill measurement period adjustment $ 531 $ 1,506 See accompanying notes to consolidated financial statements.

OMNI NEWCO, LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements (in thousands) 9 1. Nature of Operations Omni Newco, LLC (“Newco”), was formed as a Delaware limited liability company on December 21, 2020. Newco, through its wholly-owned subsidiary, Omni Parent, LLC (together “the Company,” “we,” or “our”) is engaged in the arrangement of air, ocean and ground transportation, with commercial carriers for its customers, both nationally and internationally. Additionally, the Company provides e-commerce fulfillment, warehousing and distribution and value-added services, such as testing and light assembly. 2. Summary of Significant Accounting Policies Basis of Presentation and Consolidation The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation. The Company evaluates whether it holds variable interests in certain entities that are considered Variable Interest Entities (“VIEs”). A VIE is a legal entity in which one or more of the following conditions are present: (a) equity investors do not have sufficient equity at risk for the entity to independently finance its activities, (b) as a group, the holders of the equity investment at risk lack the power through voting or similar rights to direct the activities of the entity that most significantly impact its economic performance, or (c) it is structured with disproportionate voting rights, and substantially all of the activities are conducted on behalf of an investor with disproportionately few voting rights. Consolidation of a VIE is required if a reporting entity is the primary beneficiary of the VIE. Variable interests in these VIEs are evaluated to determine if the Company is the primary beneficiary. This evaluation gives appropriate consideration to the design of the entity and the variability that the entity was designed to create and pass along, what the most significant decisions are that impact the economic performance of the legal entity, which party directs these activities, and to the Company’s obligation to absorb losses or receive residual returns of the entity. As of December 31, 2023, the Company held variable interests in GN Bondco LLC (“Bondco”) and GN Loanco LLC (“Loanco” and, collectively, the “LLCs”) as the Company owned the equity in the LLCs. The LLCs were formed in connection with the acquisition of the Company by Forward (refer to Note 14. Subsequent Events) in order to finance a portion of the cash consideration payable and expenses to be incurred for the transaction. Based on our evaluation, the LLCs are considered VIEs; however, the Company is not the primary beneficiary as it does not have the power to direct the activities that most significantly impact the LLCs’ economic performance. Therefore, the LLCs are not consolidated in the financial statements of the Company. All dollar amounts in the notes are presented in thousands unless otherwise specified. Cash and Cash Equivalents The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Accounts Receivable and Allowance for Doubtful Accounts Accounts receivable consist of billed and unbilled receivables for services performed for the Company’s customers. The Company performs credit evaluations of its customers and reviews accounts receivable on a monthly basis and determines if any accounts will potentially be uncollectible. The Company includes any such uncollectible amounts in its allowance for doubtful accounts. Based upon information available, management recorded an allowance for doubtful accounts of $12,992 and $6,091 as of December 31, 2023 and 2022, respectively. Actual write-offs may occur, and the resulting losses may exceed the allowance for doubtful accounts.

OMNI NEWCO, LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements (in thousands) 10 Property and Equipment, Net Property and equipment are recorded at cost less accumulated depreciation and amortization. Property and equipment in connection with business combinations are recorded at fair value. Depreciation is computed on a straight-line basis over the estimated useful lives of the asset. Leasehold improvements are amortized over the shorter of the remaining lease term or economic life of the related assets. Depreciation and amortization expense for the years ended December 31, 2023 and 2022 was $18,542 and $13,445, respectively. Expenditures for maintenance and repairs are charged to operations as incurred. Expenditures for betterment and major renewals are capitalized. The cost of assets sold or retired and the related amounts of accumulated depreciation and amortization are eliminated from the accounts in the year of disposal and the resulting gains and losses are included in operations. Property and equipment consisted of the following: Estimated useful life in years December 31, 2023 2022 Machinery and equipment 1-10 $ 32,303 $ 28,496 Right-of-use asset – finance leases 1-7 22,483 18,809 Transportation equipment 1-5 1,242 1,387 Office furniture and fixtures 1-7 14,500 13,403 Land N/A 899 899 Leasehold improvements 1-10 47,259 37,632 Total assets 118,686 100,626 Less: accumulated depreciation (36,913) (19,481) Property and equipment, net $ 81,773 $ 81,145 Machinery and equipment, office furniture and fixtures, and leasehold improvements that are not yet completed and not yet subject to depreciation totaled $10,883 and $8,839 as of December 31, 2023 and 2022, respectively. Business Combinations The Company accounts for business acquisitions using the acquisition method of accounting based on Accounting Standards Codification (“ASC”) 805 — Business Combinations, which requires recognition and measurement of all identifiable assets acquired and liabilities assumed at their fair value as of the date control is obtained. The Company determines the fair value of assets acquired and liabilities assumed based upon its best estimates of the acquisition-date fair value of assets acquired and liabilities assumed in the acquisition. Goodwill represents the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired. Subsequent adjustments to the fair value of any contingent consideration are recorded in the Company’s consolidated statement of operations. Goodwill Goodwill is allocated to the Company’s single reporting unit for the purpose of impairment testing. Goodwill is tested for impairment annually and between annual tests whenever events or changes in circumstances indicate that the carrying amount may not be fully recoverable. Goodwill is tested at the reporting unit level, which is defined as an operating segment or one level below the operating segment. An impairment loss is recognized if the estimated fair value of a reporting unit is less than its net book value.

OMNI NEWCO, LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements (in thousands) 11 Goodwill is tested at least annually for impairment on October 1, or more frequently if events or changes in circumstances indicate that the asset might be impaired. The Company first performs a qualitative assessment to determine whether it is more likely than not that the fair value of its reporting units is less than their respective carrying value (“Step Zero Analysis”). If the qualitative assessment indicates it is more likely than not that the fair value of the Company’s reporting units is less than their respective carrying value, an additional impairment assessment is performed. No impairment was recognized for the years ended December 31, 2023 and 2022. Impairment of Long-Lived Assets Long-lived assets (excluding goodwill), such as property and equipment, definite lived intangible assets and indefinite lived intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset to be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by an asset to the carrying value of the asset. If the carrying value of the long-lived asset is not recoverable on an undiscounted cash flow basis, impairment is recognized to the extent that the carrying value exceeds its fair value. There were no impairment charges to long-lived assets for the years ended December 31, 2023 and 2022. Leases The Company accounts for leases under Accounting Standards Codification 842, Leases, (“ASC 842”), where lessees are required to record an asset (right-of-use asset or finance lease asset) and a lease liability. ASC 842 requires for two types of leases for recognition purposes: operating leases and finance leases. Operating leases result in the recognition of a single lease expense on a straight-line basis over the lease term, while finance leases result in an accelerated expense. The Company determines if an arrangement contains a lease at inception based on whether or not the Company has the right to control the asset during the contract period. All leases greater than twelve months result in the recognition of a right-of-use asset and liability at the lease commencement date based on the present value of the lease payments over the lease term. The present value of the lease payments is calculated using the applicable discount rate implicit in the lease, or if the implicit rate is not readily determinable from the lease, then the Company estimates an applicable incremental borrowing rate. The incremental borrowing rate is estimated based on the contractual lease term and the Company’s applicable borrowing rate. Members’ Equity The Company allocates net income and losses to the Members in accordance with the Limited Liability Company agreement. Contributions and distribution are also made in accordance with the Limited Liability Company agreement. Subsequent to the balance sheet date, the company was acquired by a publicly traded company and will be consolidated by that organization in future reports. Revenue Freight Forwarding The Company contracts with commercial carriers to arrange for the shipment of cargo. A substantial portion of the Company’s freight forwarding business is conducted through non-committed space allocations with carriers. The Company arranges for, and in many cases provides, pick-up and delivery service between the carrier and the location of the shipper or recipient in addition to other ancillary services. The transaction price is based on the consideration specified in the customer’s contract.

OMNI NEWCO, LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements (in thousands) 12 Revenue is recognized upon transfer of control of promised products or services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those products or services. A performance obligation is created when a customer under a transportation contract submits a bill of lading for the transport of goods from origin to destination. These performance obligations are satisfied as the shipments move from origin to destination. Transportation revenue is recognized proportionally as a shipment moves from origin to destination and the related costs are recognized as incurred. Some of the customer contracts contain a promise to stand ready, as the Company is obligated to provide transportation services for the customer. For these contracts, the Company recognizes revenue on a straight-line basis over the term of the contract because the pattern of benefit to the customer, as well as the Company’s efforts to fulfill the contract, are generally distributed evenly throughout the period. Performance obligations are short-term, with transit periods ranging from several days to a few months. Customers are billed upon delivery of the freight on a monthly basis, and remit payment according to approved payment terms. The Company recognizes revenue on a net basis when the Company does not control the specific services. The Company has determined that in general each shipment transaction or service order constitutes a separate contract with the customer. However, when the Company provides multiple services to a customer, different contracts may be present for different services. The Company combines contracts that involve a single performance obligation and accounts for those contracts as a single contract when certain criteria are met. The Company evaluates whether amounts billed to customers should be reported as gross or net revenue. Generally, revenue is recorded on a gross basis when the Company is primarily responsible for fulfilling the promise to provide the services, when it assumes risk of loss, when it has discretion in setting the prices for the services to the customers, and when the Company has the ability to direct the use of the services provided by the third party. Warehousing, Distribution and Value-Added Services The Company recognizes revenue for warehousing, distribution and value-added services as the performance obligation is satisfied in accordance with the contract, which ranges from a few months to a few years. The Company’s performance obligations are satisfied over time as customers simultaneously receive and consume the benefits of the Company’s services. The Company recorded an immaterial amount of deferred revenue included in accrued expenses and other liabilities on the accompanying consolidated balance sheets. The contracts contain a single performance obligation, as the distinct services provided remain substantially the same over time. The transaction price is based on the consideration specified in the contract with the customer and contains fixed and variable consideration. In general, the fixed consideration component of a contract represents reimbursement for facility and equipment costs incurred to satisfy the performance obligation and is recognized on a straight-line basis over the term of the contract. The variable consideration component is comprised of cost reimbursement, per-unit pricing or time and materials pricing and is determined based on the costs, units or hours of services provided, respectively, and is recognized over time based on the level of activity. Revenues for freight forwarding were $1,089,962 and $1,685,869 for the years ended December 31, 2023 and 2022, respectively. Revenues for warehousing, distribution and value-added services were $230,827 and $186,400 for the years ended December 31, 2023 and 2022, respectively.

OMNI NEWCO, LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements (in thousands) 13 Income Taxes The Company is a limited liability company. Under this method of organization, the members are taxed individually on their share of earnings. However, the Company has a wholly-owned U.S. corporation that is subject to federal income taxes which has been included in the accompanying consolidated financial statements. The Company accounts for income taxes pursuant to the asset and liability method which requires deferred income tax assets and liabilities to be computed annually for temporary differences between the financial statement and income tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Foreign income taxes are provided for the tax effects of transactions reported in the consolidated financial statements and consist of taxes currently due and deferred taxes, which relate primarily to the difference between the depreciation methods used for financial and income tax reporting. The Company follows guidance regarding accounting for uncertainty in income taxes. This guidance clarifies the accounting for income taxes by prescribing the minimum recognition threshold an income tax position is required to meet before being recognized in the consolidated financial statements and applies to all income tax positions. Each income tax position is assessed using a two-step process. A determination is first made as to whether it is more likely than not that the income tax position will be sustained, based upon technical merits, upon examination by the taxing authorities. If the income tax position is expected to meet the more likely than not criteria, the benefit recorded in the consolidated financial statements equals the largest amount that is greater than 50% likely to be realized upon its ultimate settlement. The Company records income tax related interest and penalties, if applicable, as a component of the provision for income tax expense. None of the Company’s income tax returns are currently under examination by taxing authorities. Fiscal years 2014 and later remain subject to examination by foreign tax authorities and years 2021 and later remain subject to examination by U.S. Federal and state taxing authorities. The Company believes that it has no uncertain tax positions for income taxes and believes there will be no significant changes in these positions during the next twelve months. Foreign Currency The Company operates in multiple countries in Asia, North America, South America, and Europe. Foreign currency amounts attributable to its foreign operations have been translated into U.S. dollars using year- end exchange rates for assets and liabilities, historical rates for equity, and average monthly rates for revenues and expenses. Translation adjustments resulting from this process are recorded as components of other comprehensive income (loss) until complete or substantially complete liquidation by the Company of its investment in a foreign entity. Gains and losses resulting from re-measurement transactions denominated in currencies other than the functional currency are included in the consolidated statement of operations and comprehensive income (loss). Also, the Company is exposed to foreign currency exchange fluctuations on monetary assets and liabilities denominated in currencies that are not the local functional currency. Use of Estimates The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and requires management to disclose contingent assets and liabilities at the date of the consolidated financial statements. While management believes current estimates are reasonable and appropriate, actual results could differ from those estimates.

OMNI NEWCO, LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements (in thousands) 14 Concentrations of Credit Risk Financial instruments which potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents and accounts receivable. The Company maintains cash and cash equivalents with financial institutions which, at times, exceed federally insured limits. The Company monitors the financial condition of the banks and has experienced no losses associated with the accounts. The Company is not party to any financial instruments which would have off-balance sheet credit or interest rate risk. For the year ended December 31, 2023, two customers represented approximately 8% and 7% of revenue, respectively. For the year ended December 31, 2022, one customer represented approximately 5% of revenue. As of December 31, 2023, two customers represented approximately 8% and 5% of net accounts receivable, respectively. As of December 31, 2022, no customer represented more than 5% of net accounts receivable. Fair Value of Financial Instruments Accounting guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date and establishes a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy categorizes assets and liabilities measured at fair value into one of three different levels depending on the observability of the inputs employed in the measurement. The three levels are defined as follows: Level 1 – Observable inputs such as quoted prices in active markets at the measurement date for identical, unrestricted assets or liabilities. Level 2 - Other inputs that are observable directly or indirectly such as quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability. Level 3 – Unobservable inputs for which there is little or no market data and which the Company makes its own assumptions about how market participants would price the assets and liabilities. The Company’s fair value of financial instruments disclosure is based upon information available to management as of December 31, 2023 and 2022. Considerable judgment is necessary to interpret market data and develop estimated fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize on disposition of the financial instruments. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. The Company’s financial instruments consist mainly of cash and cash equivalents, accounts receivable, accounts payable, contingent consideration and long-term debt. The carrying value for cash and cash equivalents, accounts receivable, and accounts payable approximates their fair value, principally due to the short-term maturities of these instruments. The carrying value for long-term debt approximates fair value because the interest rate is similar to other financial instruments with similar credit risks and terms. The Company follows accounting guidance for nonfinancial assets and liabilities measured at fair value on a non-recurring basis. As it relates to the Company, this applies to certain nonfinancial assets and liabilities acquired in business combinations and thereby measured at fair value. The Company has classified such fair value measurements as level 3 and determines fair value primarily by internal valuations.

OMNI NEWCO, LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements (in thousands) 15 The Company’s only material financial instruments carried at fair value as of December 31, 2023 and 2022, with changes in fair value flowing through current earnings, consist of contingent consideration liabilities recorded in conjunction with business combinations. The contingent consideration liabilities were measured subsequently each year-end at fair value. The fair value adjustments associated with contingent consideration liabilities were included in total operating expenses on the consolidated statements of operations and comprehensive income (loss) for the years ended December 31, 2023 and 2022. A reconciliation of the beginning and ending balances of recurring fair value measurements for 2023 and 2022, recognized in the accompanying consolidated balance sheets using significant unobservable (Level 3) inputs, is as follows: December 31, 2023 2022 Balance at beginning of the period $ 96,649 $ 91,800 Fair value recorded at acquisition - 32,700 Fair value changes included in change in fair value of contingent consideration liability (13,298) (17,849) Payments of contingent consideration (53,351) (10,002) Interest expense 388 - Balance at end of the period $ 30,388 $ 96,649 Deferred Financing Costs Financing costs incurred related to debt issuance are deferred and amortized over the term of the related debt which approximates the effective interest rate method. When a debt is retired before its maturity, unamortized deferred financing costs are written off in the period the debt is extinguished. For the years ended December 31, 2023 and 2022, amortization expense of $7,259 and $6,996, respectively, is recorded in interest expense on the consolidated statements of operations and comprehensive income (loss). Investments Other Securities The Company accounts for its investments in equity securities in accordance with ASC Topic No. 321, Investments - Equity Securities (“ASC 321”) which requires the accounting for equity investments (other than those accounted for using the equity method of accounting) generally to be measured at fair value for equity securities with readily determinable fair values. For equity securities without a readily determinable fair value that are not accounted for by the equity method, the Company measures the equity security using cost, less impairment, if any, and plus or minus observable price changes arising from orderly transactions in the same or similar investment from the same issuer. Any unrealized gains or losses will be reported in current earnings. The Company has an investment in Evolve Supply Chain Solutions, LLC (“Evolve”) accounted for at cost less impairment, for $2,500. As of December 31, 2023 and 2022, the Company owned a total of 882,352 Series A Preferred Units, or 15%, included in other noncurrent assets on the accompanying consolidated balance sheets. At any point in time, the Company has the ability to convert some or all its Series A Preferred Units into common units of Evolve based on the Series A Preferred Conversion Price, as defined in the Amended and Restated Limited Liability Company Agreement of Evolve Supply Chain Solutions, LLC.

OMNI NEWCO, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(in thousands)

3. Acquisitions

On March 31, 2022, the Company through its wholly-owned subsidiary Omni Logistics, LLC acquired substantially all of the assets of LiVe Logistics Corporation ("LiVe"). LiVe was founded in 2016 and is headquartered in Vernon Hills, Illinois. LiVe is a third-party logistics company that provides asset-light transportation and logistics services, specializing in a variety of 3PL services, including full truckload, less-than-truckload, shared truckload, multi-stop deliveries, drop trailers, box trucks, sprinter vans, flatbeds, refrigerated, frozen, reefer, flatbeds, intermodal, rail, and warehousing to customers in the United States.

On August 26, 2022, the Company purchased AG World Transport, Inc. and certain subsidiaries (collectively "AGW") in a stock purchase acquisition. AGW was founded in 1996 and is headquartered in San Francisco, California, and has offices in the United States, Asia, and Europe. AGW is a global freight forwarder that leverages its expertise in air freight, ocean freight, road service, and logistics to craft customized, end-to-end supply chain solutions. The acquisition of AGW was to bolster Omni's brokerage team and win additional business from existing customers through enhanced air freight capabilities.

The business combinations described above were accounted for using the acquisition method of accounting and the purchase price was allocated to the net assets acquired at estimated fair value.

Total consideration for each acquisition is as follows:

	LiVe	AGW	Total
Cash consideration (a)	$ 38,055	$ 108,664	$ 146,719
Working capital adjustment due from seller	-	(6,270)	(6,270)
Equity units	4,462	5,247	9,709
Contingent consideration	11,400	21,300	32,700
Total	$ 53,917	$ 128,941	$ 182,858
Less: cash acquired	(1,345)	(12,815)	(14,160)
Total consideration	$ 52,572	$ 116,126	$ 168,698

(a) Cash consideration for LiVe includes post-close amounts received.

Management uses the Option-Pricing Method to estimate fair value of the capital units as of the acquisition date. The Option-Pricing Method requires valuation assumptions of expected term, risk-free interest rates (2.42% for LiVe and 3.27% for AGW), expected volatility (43.40% for LiVe and 51.50% for AGW), and expected dividend yield. The term of four years represents the period to an expected liquidity event. The estimated risk-free interest rate is based on the implied yield available on the transaction date of a U.S. Treasury note with a term equal to the expected term. Estimated volatility is based on historical volatility of publicly traded peer companies over a period equal to the expected term. The dividend yield of 0.0% assumes that dividends are accrued and paid continuously.

During the year ended December 31, 2023, we recorded a measurement-period adjustment for AGW of $531 to reduce the working capital adjustment due from seller with a corresponding offset to goodwill.

16

OMNI NEWCO, LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements (in thousands) 17 Based upon the purchase price allocation, the following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of the respective acquisition: LiVe AGW Accounts receivable $ 7,864 $ 26,886 Prepaid and other current assets 378 1,968 Right of use asset 75 9,446 Property and equipment 435 2,712 Other noncurrent assets - 652 Goodwill 7,156 37,668 Intangible assets – customer relationships 42,600 86,400 Intangible assets – trade names 1,000 2,000 Total assets $ 59,508 $ 167,732 Accounts payable $ 5,642 $ 9,764 Income tax payable - 5,610 Accrued expenses 1,219 4,127 Lease liabilities, current 69 1,698 Deferred income taxes, current - 17,147 Other current liabilities - 4,129 Lease liabilities, long-term - 375 Other long-term liabilities 6 8,756 Total liabilities $ 6,936 $ 51,606 Net assets acquired $ 52,572 $ 116,126 Goodwill represents the excess purchase price over the fair value of the assets net of liabilities acquired. Trained and assembled workforce which does not meet the separability criterion is included in goodwill. Goodwill is not deductible for tax purposes. Customer relationships have an estimated useful life of 15 years while trade names are amortized over 2 years. See Note 5 for further details. The Company incurred acquisition costs totaling approximately $0 and $3,937 that were expensed during 2023 and 2022, respectively, and are included in selling, general and administrative expenses on the consolidated statements of operations and comprehensive income (loss). In connection with the acquisitions, the Company borrowed under its First Lien Term Loan and Amended and Restated First Lien Term Loan. See Note 7 for further details. 4. Goodwill Reconciliation of goodwill as December 31, 2023 and 2022 are as follows: 2023 2022 Goodwill – beginning balance $ 531,385 $ 485,586 Goodwill additions – Acquisitions (Note 3) - 44,293 Foreign currency translation (1,636) - Measurement period adjustments 531 1,506 Goodwill – ending balance $ 530,280 $ 531,385

OMNI NEWCO, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(in thousands)

5. Intangible Assets

Intangible assets consisted of the following as of December 31, 2023:

	Weighted Average Useful Life in Years	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer relationships	15.5	$ 766,052	(108,498)	657,554
Internally developed software	2.6	1,600	(757)	843
Trade names - finite-lived	0.6	9,500	(8,708)	792
Trade names - indefinite-lived		87,400	-	87,400
Total intangible assets		$ 864,552	(117,963)	746,589

Intangible assets consisted of the following as of December 31, 2022:

	Weighted Average Useful Life in Years	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer relationships	16.5	$ 766,081	(65,490)	700,591
Internally developed software	3.6	1,600	(437)	1,163
Trade names - finite-lived	1.2	9,500	(5,719)	3,781
Trade names - indefinite-lived		87,400	-	87,400
Total intangible assets		$ 864,581	(71,646)	792,935

Amortization expense of $46,302 and $42,720 is included in the consolidated statements of operations and comprehensive income (loss) for the years ended December 31, 2023 and 2022, respectively, within depreciation and amortization. Future amortization of intangible assets will be as follows:

	Year Ended December 31,
2024	$ 44,117
2025	43,325
2026	43,208
2027	43,005
2028	43,005
Thereafter	442,527
	$ 659,189

6. Accrued Expenses

As of December 31, 2023 and 2022, accrued expenses consisted of the following:

	2023	2022
Accrued compensation, benefits, and withholdings	$ 41,849	$ 39,172
Accrued professional fees	42,996	1,263
Accrued interest expense	22,606	958
Accrued purchased transportation costs	8,753	22,853
Current portion of accrued claims (See Note 9)	7,756	4,581
Other accrued expenses	19,275	31,429
Total accrued expenses	$ 143,235	$ 100,256

18

OMNI NEWCO, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(in thousands)

7. Long-Term Debt

As of December 31, 2023 and 2022, debt consisted of the following:

	2023	2022
Term loan	$ 1,184,108	$ 1,132,210
Subordinated term loan	245,000	245,000
Revolving line of credit	62,500	-
Finance leases of equipment	14,326	15,590
Total debt	1,505,934	1,392,800
Deferred financing costs, net	(22,356)	(29,105)
Total debt	1,483,578	1,363,695
Less: current portion	(16,822)	(16,563)
Total long-term debt, net of current portion	$ 1,466,756	$ 1,347,132

Senior Secured First Lien Term Loan

On December 30, 2020, the Company entered into a Term Loan payable with a financial institution for a principal amount of $360,000, maturing in December 2026. The Company increased the principal amount by $90,000 under incremental commitment amendment No.1 on June 18, 2021 and $50,000 under incremental commitment amendment No.2 on October 22, 2021. The Term Loan includes a delayed draw in an aggregate principal amount not to exceed $65,000, maturing in December 2026. In 2021, in connection with the acquisitions of the equity of Epic Freight Solutions LLC and the acquisitions of substantially all of the assets of Custom Expediting & Logistics Inc. d/b/a Tiger Critical Logistics, Tiger Critical Capital, Inc., Millhouse Logistics, Inc., and Millhouse Global, LLC, the Company borrowed a total of $65,000 under the delayed draw. In March 2022, in connection with the LiVe acquisition, the Company borrowed $40,000 under the delayed draw.

The Company established a new term facility in an aggregate principal amount of $115,000 and established a new delayed draw commitment No.3 on June 24, 2022 in the amount of $100,000 and $45,000 under delayed draw commitment No.4. The agreement also amended definitions of interest whereby the Eurodollar Rate is replaced with Secured Overnight Financing Rate (SOFR). In August of 2022, in connection with the AGW acquisition, the Company borrowed a total of $100,000 under the delayed draw commitment No.3. In March 2023, the Company borrowed $55,000 under the delayed draw commitment No. 2 and $9,000 under the delayed draw commitment No. 4.

On November 30, 2021, the Company amended and restated ("A&R) the First Lien Term Loan and increased the aggregate principal amount to $800,000, maturing in December 2026. The A&R Term Loan includes delayed draw of an aggregate amount of $185,000. In connection with the 2021 acquisition of Pacific Logistics LLC, the Company borrowed $90,000 under the delayed draw on December 29, 2021. The A&R Term Loan bears interest at a base rate per annum equal to the Eurodollar Rate plus the applicable margin or at a rate per annum equal to the Alternate Base Rate plus the applicable margin for Alternate Base Rate loans and secured by substantially all the assets of the Company. The June 2022 Amendment replaced Eurodollar Rate plus applicable margin with SOFR plus applicable margin. The interest rate on the outstanding borrowings was 10.54% and 9.73% at December 31, 2023 and 2022, respectively.

Principal payments equal to 0.25% of the aggregate principal amount are due quarterly commencing on June 30, 2021, with the remaining due upon maturity. Accrued interest is due quarterly.

19

OMNI NEWCO, LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements (in thousands) 20 Revolving Line of Credit On December 30, 2020, the Company entered into Revolving Line of Credit with an aggregate principal amount not to exceed $40,000, maturing in December 2025. On November 30, 2021, the Company increased the Revolving Credit Commitment to an aggregate principal amount of $80,000 under the A&R First Lien Credit Agreement. The Revolving Line of Credit bears interest at a base rate per annum equal to the Eurodollar Rate (as replaced with SOFR) plus the applicable margin or at a rate per annum equal to the Alternate Base Rate plus the applicable margin for Alternate Base Rate loans and is unsecured. Principal is due at maturity and accrued interest is due quarterly. The Company shall pay a commitment fee at a rate per annual equal to 0.50% times the actual daily undrawn amount under the Revolving Line of Credit. The commitment fee is due quarterly and on the maturity date for the Revolving Line of Credit. The Company had $62,500 and $0 in outstanding borrowings under the Revolving Line of Credit at December 31, 2023 and 2022, respectively. The interest rate on the outstanding borrowings was 10.54% at December 31, 2023. Secured Second Lien Subordinated Term Loan On December 30, 2020, the Company entered into a Subordinated Term Loan payable with a financial institution for a principal amount of $80,000, maturing in December 2027. On June 24, 2022, the Company obtained a new term facility in the aggregate principal amount of $135,000 and on June 30, 2022, the company entered into the Fifth Amendment to the Secured Second Lien Credit Agreement and funded $30,000 term facility. The Subordinated Term Loan bears interest at a base rate per annum equal to the Eurodollar Rate (as replaced with SOFR) plus the applicable margin or at a rate per annum equal to the Alternate Base Rate plus the applicable margin for Alternate Base Rate loans (10.0% at December 31, 2020) and secured by substantially all the assets of the Company. The Subordinated Term Loan is subordinate to the First Lien Term Loan. Principal is due at maturity and accrued interest is due quarterly. Future maturities of Company’s long-term debt as of December 31, 2023 are as follows: Year Ended December 31, 2024 $ 12,102 2025 74,602 2026 1,159,904 2027 245,000 Thereafter - $ 1,491,608 All outstanding debt related to the credit agreements was paid in full on January 25, 2024. See Note 14 for further information.

OMNI NEWCO, LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements (in thousands) 21 8. Leases The Company leases certain facilities and equipment under operating and finance leases. Equipment includes forklifts, tractors and trailers and is amortized over the shorter of the lease term or its estimated useful life. The Company determines if its contractual agreements contain a lease at inception. A contract is or contains a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. An entity controls the use of the identified asset if both of the following are true: (1) the entity obtains the right to substantially all of the economic benefits from use of the identified asset and (2) the entity has the right to direct the use of the identified asset. The Company does not separate lease and nonlease components of contracts for purposes of determining the right-of use lease asset and corresponding liability. The Company has certain leases that include rental escalation clauses, renewal options, termination options, capital improvement funding or other lease concessions. The Company does not recognize right- of-use assets or lease liabilities for renewal periods unless it is determined that the Company is reasonably certain of renewing the lease at inception or when a triggering event occurs. For facility leases, variable lease costs include the costs of common area maintenance, taxes, and insurance for which the Company pays its lessors an estimate that is adjusted to actual expense on a quarterly or annual basis depending on the underlying contract terms. For equipment leases, variable lease costs may include additional fees for using equipment in excess of estimated annual mileage thresholds. The Company does not have any leases with residual value guarantees or material restrictions or covenants. The Company subleases certain facility leases to independent third parties; however, as the Company is not relieved of its primary obligation under these leases, these assets are included in the right-of-use lease assets and corresponding lease liabilities as of December 31, 2023. Sublease rental income was $823 and $488 for the years ended December 31, 2023 and 2022, respectively. In 2024, the Company expects to receive aggregate future minimum rental payments under noncancellable subleases of approximately $881. Noncancellable subleases expire between 2024 and 2027. Year ended December 31, 2023 2022 Finance lease cost: Amortization of right of use asset $ 4,577 $ 3,167 Interest on lease liabilities 810 627 Operating lease cost 65,417 47,800 Short-term lease cost 7,620 10,690 Sublease income (823) 488 Total lease cost $ 77,601 $ 62,772

OMNI NEWCO, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(in thousands)

Future minimum lease payments under noncancelable operating and finance leases with remaining terms greater than one year as of December 31, 2023 were as follows:

	Finance Leases	Operating Leases
2024	$ 5,506	$ 64,497
2025	4,658	53,283
2026	3,708	44,518
2027	1,704	37,127
2028	437	31,257
Thereafter	15	68,281
Total minimum lease payments	16,028	298,963
Less: imputed interest	(1,702)	(54,056)
Total lease obligations	$ 14,326	$ 244,907

Following table summarizes the supplemental cash flow and additional information for 2023 and 2022:

	Year Ended December 31,	
	2023	2022
Cash paid for amount included in the measurement of lease liabilities:		
Operating cash flows from finance leases	$ 810	$ 627
Operating cash flows from operating leases	59,697	43,566
Financing cash flows from finance leases	4,889	3,204
Weighted-average remaining lease term – finance leases (in years)	3.2	3.7
Weighted-average remaining lease term – operating leases (in years)	5.8	5.4
Weighted-average discount rate – finance leases	6.5%	6.1%
Weighted-average discount rate – operating leases	5.4%	6.1%

9. Commitments and Contingencies

The Company is party to various legal claims and actions incidental to its business, including, without limitation, claims related to cargo damage, contractual disputes, employment matters and personal injury. The Company accrues for the uninsured portion of contingent losses from these and other pending claims when it is both probable that a liability has been incurred and the amount of loss can be reasonably estimated. The Company believes the recorded reserves are sufficient for all incurred claims up to the self-insured retention limits, including an estimate for claims incurred but not reported. However, estimating the number and severity of claims, as well as related judgment or settlement amounts is inherently difficult, and the Company may fail to establish sufficient reserves and adequately estimate for future claims. Since the ultimate resolution of outstanding claims as well as claims incurred but not reported is uncertain, it is possible that the reserves recorded for these losses could change materially in the near term.

From time-to-time, the Company is subject to various litigation and other claims in the normal course of business. The Company establishes liabilities in connection with legal actions that management deems to be probable and estimable. As of December 31, 2023 and 2022, $7,756 and $4,581, respectively, are included in accrued expenses on the consolidated balance sheets for current portion of known claims. The non-current portion of known claims of $556 and $2,824 at December 31, 2023 and 2022, respectively, are included in other long-term liabilities in the consolidated balance sheets.

22

OMNI NEWCO, LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements (in thousands) 23 10. Income Taxes The components of income before income taxes are as follows: Year Ended December 31, 2023 2022 Domestic $ (251,607) $ (11,857) Foreign 13,614 33,513 Total $ (237,993) $ 21,656 As a result of a tax election to be treated as a limited liability company made by the Company under applicable Income Tax Regulations, the Company is treated as a partnership for U.S. federal income tax purposes and is not subject to income taxes. However, the Company holds interest in subsidiary corporations that are subject to income tax at the U.S. federal or foreign jurisdiction level. Therefore, the Company's rate reconciliation begins with a zero percent income tax rate, but taxes are included in the reconciliation for the Company's withholding tax obligations and the tax obligations of its subsidiaries. The following is a reconciliation from tax computed as statutory income tax rates to the Company’s income tax expense: Year Ended December 31, 2023 2022 Income tax expense (benefit) at federal statutory rate $ - $ - U.S. federal income tax benefit of subsidiary entities - (81) Foreign income tax expense of subsidiary entities 5,328 5,080 State and local taxes, net of federal benefit - 658 Total income tax expense $ 5,328 $ 5,657 Income tax expense (benefit) consisted of the following: Year Ended December 31, 2023 2022 Current State $ - $ 425 Federal - 910 Foreign 6,887 5,340 Total current 6,887 6,675 Deferred State - 233 Federal - (991) Foreign (1,559) (260) Total deferred (1,559) (1,018) Total income tax expense $ 5,328 $ 5,657

OMNI NEWCO, LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements (in thousands) 24 The significant components of deferred tax assets and liabilities are as follows: December 31, 2023 2022 Deferred tax assets Accounts receivable allowances $ 65 $ 87 Operating lease liability 1,513 2,828 Property and equipment - 40 NOL carryforward 2,676 - Valuation allowance (2,676) - Other, net - 117 Total deferred tax assets 1,578 3,072 Deferred tax liabilities Property and equipment (137) - Acquired intangibles (23,750) (25,918) Right-of-use asset (1,461) (2,708) Other, net (225) - Total deferred tax liabilities (25,573) (28,626) Net deferred tax liabilities $ (23,995) $ (25,554) The Company’s effective tax rate for the year ended December 31, 2023 and 2022, respectively, was (2.2%) and 26.1%. Many countries are implementing local legislation based on the Organization for Economic Co-operation and Development’s base erosion and profit sharing project, the Pillar Two framework, which imposes a global minimum corporate tax rate of 15%. The Company will continue to monitor the implementation of the Pillar Two rules in the jurisdictions in which it operates. The Company assesses whether a deferred tax asset will be realized, the Company considers whether it is more likely than not that either some or a portion or all of the deferred tax assets will not be realized. The Company considers the reversal of existing taxable temporary differences, projected future taxable income, and tax planning strategies in making this assessment. Despite the level of existing taxable temporary differences, the Company believes it is not more likely than not that it will realize the amount of the U.S. net operating loss carryforwards at its corporate subsidiaries. The Company and its subsidiaries file in income tax returns in the U.S. and in various, state and local and foreign jurisdictions. The statute of limitations related to the consolidated U.S. federal income tax return is closed for all tax years up to and including 2018. The expiration of the statute of limitations related to the various state and foreign income tax returns that the Company and subsidiaries file varies by jurisdiction. As of December 31, 2023 and 2022, respectively, the Company had an estimated $147,925 and $139,640 of undistributed earnings attributable to foreign subsidiaries for which no provision for federal and state income taxes or foreign withholding taxes have been made because it is expected that such earnings will be reinvested outside the U.S. indefinitely unless repatriation can be done substantially tax-free. The Company continues to assert indefinite reinvestment on outside basis differences in our non-U.S. subsidiaries. Additionally, any determination of the amount of the unrecognized deferred tax liability on outside basis differences is not practicable because of the complexity of laws and regulations, the varying tax treatment of alternative repatriation scenarios and the variation due to multiple potential assumptions relating to the timing of any future repatriation. Furthermore, ownership of the foreign subsidiaries is by Omni Newco, LLC (U.S. partnership) which is not subject to income taxes. Foreign remittances are passed- through at the partnership level and allocated to each partner and taxed as applicable.

OMNI NEWCO, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(in thousands)

The Company and its subsidiaries did not have any unrecognized tax benefits as of December 31, 2023.

11. Retirement Plan

The Company has a 401(k) profit sharing plan that covers certain eligible employees. For the years ended December 31, 2023 and 2022, the Company recorded expense of $291 and $192, respectively, for discretionary contributions to the plan.

12. Profit Unit Plan

On March 26, 2021, the Board of Managers of Company's parent created a new profit unit plan with authorized Class B member units ("Class B Units").

The Company accounted for the Units as liabilities under FASB ASC 718, *Compensation – Stock Compensation*. As such, the fair value of each award would be calculated at each reporting date. However, the Company recognized no compensation cost for Class B Units that are contingent upon continued employment and only vest upon a liquidity event that generates an internal rate of return of 18% or more as the vesting conditions are not considered probable until a liquidity even occurs.

The Company granted Class B Units as non-cash compensation in 2022 and 2021 that are not contingent upon continued employment and a liquidity event. The Company recognizes stock compensation expense based on the fair value of awards on the date of grant. The fair value of awards was measured using the income approach and market approach. This expense is recognized in "Selling, general and administrative expenses" on a straight-line basis over the service periods as compensation costs on the consolidated statements of operations and comprehensive income (loss). Our accounting policy is to account for forfeitures as they occur.

As of December 31, 2023, there was $968 of unrecognized compensation expense related to nonvested grants. The unrecognized compensation costs are expected to be recognized over a weighted-average of 1.7 years. Fair value of the units vested was $686 and $273 in 2023 and 2022, respectively.

A summary of the status of our nonvested units issued, and the changes during the year ended December 31, 2023, is presented below:

	Number of Shares	Weighted Average Grant-Date Fair Value
Nonvested at December 31, 2022	3,181,322	$ 0.43
Granted	-	-
Vested	(1,022,567)	0.40
Forfeited	-	-
Nonvested at December 31, 2023	2,158,755	$ 0.45

13. Related Parties

The Company is party to a management consulting agreement with Eve Omni Advisors, LLC ("EVE"). Pursuant to this agreement, EVE will provide consulting services related to senior management matters as an independent contractor. The Company shall pay in advance a quarterly management fee of $ 375 on the first business day of each fiscal quarter (commencing on January 1, 2021), plus reimbursement of certain expenses. The agreement will continue until terminated by certain triggering events as defined in the agreement. The Company incurred management consulting fees of $1,500 during the years ended December 31, 2023 and December 31, 2022, respectively.

25

OMNI NEWCO, LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements (in thousands) 26 The Company entered into a management consulting agreement with Ridgemont Partners Management, LLC (“Ridgemont”) in December 2020. Pursuant to the management consulting agreement, Ridgemont provides consulting services related to senior management matters as an independent contractor on an ongoing basis until terminated by certain triggering events as defined in the agreement. The Company shall pay in advance a quarterly management fee of $375 on the first business day of each fiscal quarter (commencing on January 1, 2021), plus reimbursement of certain expenses. The Company incurred management consulting fees of $1,500 during the years ended December 31, 2023 and 2022, respectively. The Company entered into a contract with an affiliate to assist in the development of an internal software system and incurred costs of $5,489 for the year ended December 31, 2023. Accounts payable to the affiliate at December 31, 2023 was $1,983 and is included within accounts payable and accrued expenses on the consolidated balance sheets. The Company provided transportation and logistics services to an affiliate in 2023 and 2022 and recorded revenues of approximately $1,278 and $114, respectively. Accounts receivable from the affiliate at December 31, 2023 and 2022 was $194 and $10, respectively, included within accounts receivable on the consolidated balance sheets. The Company leased employees via an affiliate and incurred costs of $9,713 for the year ended December 31, 2022. Accounts payable to the affiliate at December 31, 2022 was $1,005, included within accounts payable on the consolidated balance sheets. During the year ended December 31, 2022, the Company utilized an affiliate for transportation services and incurred costs of $414. Accounts payable to the affiliate at December 31, 2022 was $2, included within accounts payable on the consolidated balance sheets. 14. Subsequent Events The Company has evaluated all events subsequent through April 25, 2024, the date these consolidated financial statements were issued. On January 25, 2024 (the “Closing Date”), Forward, Omni Newco, LLC, and certain other parties completed the previously announced acquisition of Omni Newco, LLC by Forward. Pursuant to the Agreement and Plan of Merger, dated as of August 10, 2023 (as amended by Amendment No. 1, dated as of January 22, 2024, the “Amended Merger Agreement”), among Forward, Omni Newco, LLC and the other parties thereto, Forward, through a series of transactions involving Forward’s direct and indirect subsidiaries (collectively, with the other transactions contemplated by the Amended Merger Agreement and the other Transaction Agreements referred to therein, the “Transactions”), acquired Omni Newco, LLC for a combination of (a) $20 million in cash and (b) (i) common equity consideration representing 5,135,008 shares of Forward’s outstanding common stock, par value $0.01 per share (“Forward Common Stock”) on an as-converted and as-exchanged basis (the “Common Equity Consideration”) and (ii) non-voting, convertible perpetual preferred equity consideration representing, if Forward’s shareholders give the Conversion Approval (as defined below), an additional 8,880,010 shares of Forward Common Stock on an as-exchanged basis (the “Convertible Preferred Equity Consideration”). The Common Equity Consideration represents, as of the closing of the Transactions (the “Closing”) and before any Conversion Approval, approximately 16.5% of Forward Common Stock, on a fully diluted, as-exchanged basis. If Forward’s shareholders approve the conversion of the Convertible Preferred Equity Consideration to Forward Common Stock in accordance with the listing rules of NASDAQ (the “Conversion Approval”), the Common Equity Consideration and the Convertible Preferred Equity Consideration together will represent as of the Closing 35.0% of Forward Common Stock on a fully diluted and as-exchanged basis. In connection with the Closing, the Company’s Senior Secured First Lien Term Loan, all outstanding borrowings on the Revolving Line of Credit, and Secured Second Lien Subordinated Term Loan, including any outstanding interest, were paid in full for a total of $1,543,003 on the Closing Date.